UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	1-5491 (Commission File Number)	98-1023315 (I.R.S. Employer Identification Number)
Rowan Companies plc 2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of Principal Executive Offices)		77056-6189 (Zip Code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Mr. J. Kevin Bartol, Executive Vice President, Chief Financial Officer and Treasurer of Rowan Companies plc (the “Company”), has decided to leave the Company to pursue other opportunities. Mr. Bartol will continue to serve in his role until a successor is chosen and a smooth transition is completed. The Company is conducting a search and intends to name Mr. Bartol’s successor in short order. The Company thanks Mr. Bartol for his dedication and many contributions to the Company’s success over the past seven years.

The Company also announced today that Melanie M. Trent has been promoted to Executive Vice President, General Counsel and Chief Administrative Officer and will assume responsibility for the Legal function, as well as retain responsibility for the Human Resources, Information Technology and Communications departments. Ms. Trent succeeds John L. Buvens, Jr., the Company’s Executive Vice President- Legal, who is retiring from the Company after more than 30 years effective as of October 15, 2014. The Company thanks Mr. Buvens for his many years of loyal service and expertise.

Ms. Trent joined the Company in 2005, served as Senior Vice President, Chief Administrative Officer and Company Secretary since 2011, and served as Vice President & Corporate Secretary prior to that time.

The Company expects to provide a retirement package to Messrs. Bartol and Buvens consisting of cash equal to one year’s base salary, plus a pro-rated portion of the annual bonus (if and when paid to other executives) and acceleration of the vesting of certain outstanding awards of restricted shares, restricted share units and share appreciation rights (“SARs”). SARs and any options will be exercisable until the earlier of their expiration date or three years from the date of termination.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
Number	Description

10.1	Press release dated September 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2014	ROWAN COMPANIES PLC

	By:	/s/ Melanie M. Trent
Melanie M. Trent
Executive Vice President, Chief Administrative Officer and General Counsel

Index to Exhibits

Exhibit
Number	Description

10.1	Press release dated September 17, 2014